Exhibit 10.04

ACACIA DIVERSIFIED HOLDINGS, INC. (OTC QB: ACCA) ANNOUNCES MAJOR ASSET ACQUISITION

Acacia Diversified Holdings, Inc. Signals Paradigm Shift in Asset Acquisition of Cutting Edge Citrus Products Manufacturer

OCALA, Florida. July 10, 2013 (GLOBE NEWSWIRE) – Acacia Diversified Holdings, Inc. (OTC:ACCA) (the “Company”) today announced that it has acquired the assets of Red Phoenix Extracts, Inc., a privately held Fort Pierce, Florida manufacturer of healthy citrus products derived from citrus peel material. Red Phoenix recently discontinued its manufacturing operations at the end of June, commensurate with the close of the summer citrus season in Florida. The Company consummated its acquisition of substantially all of the assets of Red Phoenix via a stock purchase arrangement on July 10, 2013.

As a part of that acquisition Red Phoenix also agreed to transfer its proprietary manufacturing technologies as well as the recognized “Red Phoenix” brand to Acacia. “This acquisition represents the beginning of a new business era for Acacia Diversified,” stated Steve Sample, Chairman of the Board of Directors and Chief Executive Officer for the Company. He continued, “We believe that the acquisition of the Red Phoenix brand and its proprietary technologies represents an exciting opportunity for our shareholders in a growing marketplace.”

The acquired assets will be placed into Acacia’s new, wholly-owned, manufacturing subsidiary and will be used to conduct business under the “Red Phoenix” brand. In connection with the acquisition, two members of the senior management of Red Phoenix, including its former president, William J. Howe, and its Operations Manager, Clarence Shivers, will join the Acacia subsidiary in bringing their expertise to the venture. “We are thrilled to have Bill and Clarence as key members of the new Acacia Diversified team,” said Sample. “I fully expect their expertise to be invaluable to us as we move into this dynamic new marketplace.”

The details of the Red Phoenix asset acquisition is more fully detailed in the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on July 10, 2013.  This and other reports of the Company may be viewed on the SEC website at www.sec.gov or directly on the Company’s website at www.acacia.bz/sec/sec.htm.

About Acacia Diversified Holdings, Inc.

Acacia Diversified Holdings, Inc. (“Acacia” or the “Company”), a Texas corporation, was originally formed as Gibbs Construction, Inc. in 1984, and had its IPO in 1996.  Following the difficulties of the financial crisis in 2000 and loss of its largest clients, Gibbs was forced to reorganize, and emerged under new control in 2006. Changing its name to Acacia Automotive, Inc. in 2007, it acquired and operated automotive auctions until 2012, when it discontinued its remaining auto auction operations, simultaneously changing its name to Acacia Diversified holdings, Inc. and reposturing itself as a diversified holding company.  The acquisition of the assets of Red Phoenix Extracts, Inc. is Acacia’s first effort to enter the citrus products industry in its plan to become active in that venue.

About Acacia’s New Red Phoenix Subsidiary

Acacia intends to operate its new wholly owned citrus byproducts manufacturing subsidiary as Red Phoenix Extracts, Inc. from two adjacent leased facilities located at 3495 S. U.S. Hwy.1, Bldgs. 12-E and 12-W, Fort Pierce, Florida 34982.  The new manufacturing subsidiary is anticipated to commence full operations at the start of the Florida citrus season in the fall of 2013.  The Company’s new subsidiary currently has verbal and written commitments for orders of its products comprising a major portion of its production capacity for the coming season, and will seek to identify other opportunities and prospects for further growth and expansion in the industry.

Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Acacia Diversified Holdings, Inc.’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Acacia’s (i) product demand, market and customer acceptance of its citrus byproducts and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to successfully integrate the citrus byproducts manufacturing subsidiary into its operations, and (vi)  general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Acacia’s website does not constitute a part of this release.

Contact Information:
Mr. Steven Sample, CEO
Investor.relations@acacia.bz
(352) 427-6848